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                                                                  Exhibit (a)(1)

                        CONSOLIDATED CAPITAL PROPERTIES V
                         55 Beattie Place, P.O. Box 2347
                        Greenville, South Carolina 29602

                                  July 1, 1999

Dear Limited Partner:

         We understand that you have received from Peachtree Partners an offer to purchase up to 4.9% of the outstanding limited partnership units at $28 per unit of Consolidated Capital Properties V (the "Partnership").

         The Partnership, through its general partner, ConCap Equities, Inc. (the "General Partner"), is required by the rules of the Securities and Exchange Commission to make a recommendation whether you should accept or reject such offer, or whether the Partnership is remaining neutral with respect to such offer. The General Partner is not making any recommendation with respect to such offer for the reason set forth under "The Offer - Section 10. Position of Your General Partner of Your Partnership with Respect to the Offer" in the enclosed Supplement, dated July 1, 1999, to the Offer to Purchase, dated June 2, 1999, of AIMCO Properties, L.P. However, it should be noted that such offer is at a lower price and for less units than the offer being made by AIMCO Properties, L.P., which is for 55,455.45 units at $30 per unit.

         Please note that the General Partner is an affiliate of AIMCO Properties, L.P.

         If you have any questions or would like further information about other possible opportunities to sell your units, please contract River Oaks Partnership Services, Inc. at (888) 349-2005.

                                                  CONCAP EQUITIES, INC.
                                                  General Partner


                                                  By: /s/  Patrick J. Foye
                                                     ---------------------------
                                                     Patrick J. Foye
                                                     Executive Vice President


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